Exhibit 5.2
June 1, 2011
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
Ladies and Gentlemen:
          I am Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Teleflex Incorporated, a Delaware corporation (the “Company”) and have acted as counsel to the Company and the Guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 2, 2010, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission by the Company and the Guarantors on June 1, 2011 (the “Registration Statement”), relating to (i) shares of common stock of the Company, par value $1 per share (the “Common Stock”); (ii) warrants to purchase shares of Common Stock (the “Common Stock Warrants”); (iii) shares of preference stock of the Company, par value $1 per share (the “Preference Stock”); (iv) warrants to purchase shares of Preference Stock (the “Preference Stock Warrants”); (v) debt securities, which may be senior, senior subordinated or subordinated and which may be convertible or exchangeable into other securities of the Company (collectively, the “Debt Securities”); (vi) warrants to purchase Debt Securities (the “Debt Security Warrants”); (vii) guarantees of the Guarantors to be issued in connection with the Debt Securities (the “Guarantees”); (viii) depositary shares, which represent fractional interests in the Debt Securities, Common Stock or Preference Stock and which may be represented by depositary receipts; (ix) contracts for the purchase and sale of Debt Securities, Common Stock or Preference Stock (the “Purchase Contracts”); (x) units of the Company, consisting of one or more of the securities described in clauses (i) through (ix) above; and (xi) Common Stock, Preference Stock, Debt Securities and Guarantees that may be issued upon conversion, exchange or exercise of Debt Securities, Securities Warrants (as defined below) or Purchase Contracts, whichever is applicable. The Common Stock Warrants, the Preference Stock Warrants and the Debt Security Warrants are herein referred to as, collectively, as the “Securities Warrants.”
          The Debt Securities and the Guarantees thereof will be issued under an Indenture dated as of August 2, 2010 (the “Base Indenture” and including any supplemental indentures related thereto, the “Indenture”) between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”).
          I, and lawyers under my supervision, have examined the Registration Statement, the Base Indenture and the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I, and lawyers under my supervision, have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
          I have assumed that the Indenture is the valid and legally binding obligation of the Trustee. I have assumed further that at the time of execution, authentication, issuance and delivery of the Debt Securities and the Guarantees, the Indenture (including any supplemental indentures relating thereto) will have been duly authorized, executed and delivered by the Company and the Guarantors.

          Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees (the “Pennsylvania Guarantees”) to be issued by each Guarantor listed in Schedule II hereto (the “Pennsylvania Guarantors”) and related matters by the Board of Directors of each Pennsylvania Guarantor, a duly constituted and acting committee of such Board or duly authorized officers of each Pennsylvania Guarantor, (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying the Pennsylvania Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of such Pennsylvania Guarantees, such Pennsylvania Guarantees will constitute valid and legally binding obligations of the Pennsylvania Guarantors enforceable against the Pennsylvania Guarantors in accordance with their terms.
          The opinion set forth in the paragraph above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
          I do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania and the federal law of the United States.

     I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ Laurence G. Miller
Laurence G. Miller,
Executive Vice President,
General Counsel, Chief
Administrative Officer and Secretary

Schedule I
Guarantors

Jurisdiction of
Entity	Formation
Airfoil Technologies International-California, Inc.	DE
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional, Inc.	DE
Specialized Medical Devices, LLC	DE
Technology Holding Company	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
Teleflex Holding Company II	DE
TFX Equities Incorporated	DE
TFX Group LLC	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
VasoNova, Inc.	DE
The Stepic Medical Distribution Corporation	NY
Teleflex Medical Incorporated	CA
Arrow International, Inc.	PA
Arrow Medical Products, Ltd.	PA

Schedule II
Pennsylvania Guarantors

Entity	Jurisdiction of Formation
Arrow International, Inc.	PA
Arrow Medical Products, Ltd.	PA